EXHIBIT B

AGREEMENT

This AGREEMENT is made and entered into May 21, 2025, among Mark C. Winmill, Thomas B. Winmill, Winmill & Co. Incorporated, Midas Securities Group, Inc., the Winmill Family Trust, and Tuxis Corporation.

WHEREAS, pursuant to paragraph (k) of Rule 13d-1 promulgated under Subsection 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the parties hereto have decided to satisfy their filing obligations under the 1934 Act by a single joint filing:

NOW, THEREFORE, the undersigned hereby agree as follows:

1.
The Schedule 13D and all amendments thereto with respect to Global Self Storage, Inc. to which this is attached as Exhibit A are filed on behalf of Mark C. Winmill, Thomas B. Winmill, Winmill & Co. Incorporated, Midas Securities Group, Inc., the Winmill Family Trust, and Tuxis Corporation.

2.
Each of Mark C. Winmill, Thomas B. Winmill, Winmill & Co. Incorporated, Midas Securities Group, Inc., the Winmill Family Trust, and Tuxis Corporation is responsible for the completeness and accuracy of the information concerning such person contained therein; provided that each person is not responsible for the completeness or accuracy of the information concerning any other person making such filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.

SIGNATURES
Winmill & Co. Incorporated By: /s/Donald Klimoski II
Name: Donald Klimoski II
Title: Co-General Counsel

Midas Securities Group, Inc. By: /s/ Russell Kamerman
Name: Russell Kamerman
Title: General Counsel

Winmill Family Trust By: /s/Thomas B. Winmill
Name: Thomas B. Winmill
Title: Trustee

By: /s/Mark C. Winmill
Name: Mark C. Winmill
Title: Trustee

Tuxis Corporation
By: /s/ Donald Klimoski II
Name: Donald Klimoski II
Title: General Counsel

Individuals
By: /s/Mark C. Winmill
Name: Mark C. Winmill

By: /s/Thomas B. Winmill
Name: Thomas B. Winmill